UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 27, 2006

Dorman Products, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-18914	23-2078856
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3400 East Walnut Street, Colmar, Pennsylvania		18915
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 997-1800

R&B, Inc.
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 26, 2006, Dorman Products, Inc. (formerly R&B, Inc.) (the "Borrower") entered into a Third Amended and Restated Credit Agreement, dated as of July 24, 2006, with Wachovia Bank, National Association ("Wachovia") and any other Bank becoming a party thereto, and successors and assigns of the foregoing (the "Agreement"). The Agreement amends and restates the Second Amended and Restated Credit Agreement dated as of August 21, 1998, as amended March 25, 1999, November 30, 2000, March 26, 2001, March 6, 2004, August 2, 2004, and May 23, 2005 (the "Second Amended and Restated Credit Agreement").

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement. A copy of the Agreement and reltated documents are filed as exhibits to this Current Report on Form 8-K and the description set forth herein is qualified in its entirety by reference to the Agreement and related documents.

The Agreement provides the Borrower with a $30 million maximum aggregate credit facility. This amount reflects an increase of $10 million over the maximum aggregate credit facility available under the Second Amended and Restated Credit Agreement. The Agreement extends the expiration date from June 2007 to June 2008.

At the Borrowers' election, the Interest Rate per annum applicable to Revolving Credit Balance under the Agreement will be either (1) Prime Rate as announced by Wachovia from time to time, (2) an Adjusted LIBOR Rate as measured by reference to an adjusted London inter-bank offered rate, or "LIBOR", divided by a Eurocurrency Reserve Requirement as defined in Section 4.01 of the Agreement, plus an Applicable Margin which fluctuates between 65 basis points and 150 basis points based on the ratio of the Company's Consolidated Funded Debt to Consolidated EBITDA, or (3) an Adjusted LIBOR Market Index Rate as measured by the LIBOR Market Index Rate plus the Applicable Margin.

Under the Agreement, Borrower is required to pay (A) a fee of 0.125% on all unused Credit Facilities, payable quarterly in arrears, and (B) a letter of credit commission (i) for standby Letters of Credit issued on or after March 6, 2004 or any renewals of standby Letters of Credit issued prior to March 6, 2004, at a rate equal to the Applicable Margin in effect at the time of the issuance or renewal of any Letter of Credit, and (ii) for trade Letters of Credit issued (a) prior to March 6, 2004 (and any subsequent renewals of such Letters of Credit) or (b) on or after March 6, 2004, at the rate of one-quarter percent (1/4%) per annum of the face amount of each trade Letter of Credit for the period (including renewal periods) during which any such Letter of Credit is outstanding.

The Agreement contains affirmative and negative covenants typical of this type of facility, including: (i) restrictions on Borrower's and its Subsidiaries' ability to allow liens on their assets, (ii) restrictions on the incurrence of indebtedness, (iii) restrictions on the Borrower’s and its Subsidiaries' ability to dispose of assets, engage in mergers or acquisitions, make loans or investments, transfer property or make payments to present or former shareholders, officers, or other Affiliates of Borrower, (iv) the requirement that the Borrower will maintain a Consolidated Total Funded Debt to EBITDA ratio of no more than 2:50:1.00 for each quarter ending on or after June 30, 2006.

The Borrower's obligations under the Agreement are guaranteed by certain of its subsidiaries.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 "Entry into Material Agreement" of this report is incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Third Amended and Restated Credit Agreement, dated as of July 24, 2006.

10.2 Seventh Amended and Restated Revolving Credit Note dated as of July 24, 2006.

10.3 Surety Agreement dated as of July 24, 2006.

99.1 Ratification of Surety Agreement dated as of July 24, 2006.

99.2 Secretary's Certificate dated as of July 24, 2006

99.3 Officer's Certificate dated as of July 24, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dorman Products, Inc.

July 27, 2006	By:	/S/ Mathias Barton

Name: Mathias Barton
Title: Cheif Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Third Amended and Restated Credit Agreement date as of July 24, 2006
10.2	Seventh Amended and Restated Revolving Credit Note dated as of July 24, 2006
10.3	Surety Agreement dated as of July 24, 2006
99.1	Ratification of Surety Agreement dated as of July 24, 2006
99.2	Secretary's Certificate dated as of July 24, 2006
99.3	Officer's Certificate dated as of July 24, 2006